EXHIBIT 23

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

POTASH CORPORATION OF SASKATCHEWAN INC.

We consent to the incorporation by reference of our report dated February 8, 2002 into this Annual Report on Form 10-K of Potash Corporation of Saskatchewan Inc. for the year ended December 31, 2001 and into the following Registration Statements:

• Registration Statement No. 33-37855 on Form S-8
•  Registration Statement No. 333-19215 on Form S-8
•  Registration Statement No. 333-93773 on Form S-8
•  Registration Statement No. 333-53531 on Form S-8
•  Registration Statement No. 333-75742 on Form S-8
•  Registration Statement No. 333-75744 on Form S-8
•  Registration Statement No. 333-27685 on Form S-3
• Registration Statement No. 33-57920 on Form S-3DPOS

DELOITTE & TOUCHE LLP

Chartered Accountants

Saskatoon, Saskatchewan, Canada

March 27, 2002